Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Alexco Resource Corp. of our report dated March 21, 2022 relating to the financial statements and effectiveness of internal control over financial reporting of Alexco Resource Corp., which appears in the Exhibit incorporated by reference in Alexco Resource Corp.’s annual report on Form 40-F for the year ended December 31, 2021. We also consent to the reference to us under the heading “Interests of Experts”, which appears in the Annual Information Form included in the Exhibit incorporated by reference in the Annual Report on Form 40-F, which is incorporated by reference in this Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, British Columbia, Canada
March 25, 2022